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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE


                                                  For more information contact:
                                                  Shelley Hughes
                                                  TruServ Corporation
                                                  (773) 695-5258


                    TRUSERV ANNOUNCES THIRD QUARTER EARNINGS
                  CO-OP REPORTS PROFIT FOR NINTH MONTH IN A ROW


         CHICAGO, NOV. 1, 2002 - TruServ Corporation reported today a nine-month year-to-date net margin of $21.0 million versus a net loss of $13.8 million for the same period a year ago--a profit improvement of $34.8 million on nine-month year-to-date revenue of $1.65 billion versus $2.02 billion for the same period a year go. Approximately $98.6 million of the year-to-date sales decline reflects the effect of the prior year's divestitures of the lumber business and the Canadian business.

         TruServ also reported net margin of $5.9 million for the quarter ended September 28, 2002, versus a net loss of $2.5 million for the same period a year ago. The co-op reported $499.8 million in revenue in the quarter, down from $622.0 million for the same period a year ago. Approximately $26.3 million of the quarter's sales decline reflects the effect of the prior year divestiture of the Canadian business.

         The co-op reported net margin of $2.1 million for the month ended September 28, 2002 compared to net margin of $1.8 million for the same period a year ago. TruServ reported revenue of $183.4 million for the month compared to $235.3 million for the same period a year ago. Approximately $10.6 million of the month's sales decline reflects the effect of the prior year divestiture of the Canadian business.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "Our co-op continues to lower its break even point. We have reduced our year-to-date labor and facility costs by approximately $27.8 million compared to the same time period last year."

          "Our senior debt level of $278.4 million and our member debt level of $82.7 million combined is $197.4 million below our combined debt level at the same time last year," continued Forbes Lieberman. "This is our lowest debt level since the merger in 1997."


         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,600 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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3Q02 Earnings                                                          11/04/02